Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2008 SECOND QUARTER

Palo Alto, CA, - August 11, 2008 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $13.6 million, or $0.26 per share, for the second quarter ended June 30, 2008, compared with a net loss of $14.3 million, or $0.27 per share, for the comparable period in 2007. The $13.6 million net loss for the second quarter ended June 30, 2008, includes a $3.1 million impairment charge related to auction rate securities, which is reflected in interest and other income (expense).

For the quarter ended June 30, 2008, total operating costs and expenses were $11.0 million, compared with $15.8 million in the 2007 second quarter. Operating expenses in the 2008 second quarter included stock-based compensation expense of approximately $2.0 million. Operating expenses were approximately 30% lower in the second quarter of 2008 compared with the same period in 2007, primarily as a result of reduced clinical trial and related expenses as well as lower headcount.

For the six months ended June 30, 2008, Telik reported a net loss of $23.4 million, or $0.44 per share, compared with a net loss of $30.6 million, or $0.58 per share, for the six months ended June 30, 2007. Total operating expenses for the first six months of 2008 were $21.6 million, compared with $33.8 million for the first six months of 2007. Operating expenses in the first six months of 2008 included approximately $3.3 million in stock-based compensation expense. The reduction in operating expenses of approximately 36% in the first six months of 2008 compared with the same period in 2007 was primarily due to reduced clinical trial and related expenses, lower stock-based compensation expense as well as lower headcount.

At June 30, 2008, Telik had $72.4 million in cash, cash equivalents and investments including restricted investments, compared to $93.2 million at December 31, 2007.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-553-5260 or 612-332-0720. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 956079. The archive will be available from approximately 6:30 p.m. Eastern time on August 11 through August 25, 2008.

About Telik

Telik, Inc. of Palo Alto, CA, is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including statements regarding Telik’s future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELINTRA or TELCYTA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended March 31, 2008. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating costs and expenses:
Research and development	$8,236	$11,869	16,431	$24,813
General and administrative	2,773	3,979	5,186	7,631
Restructuring costs	—	(33)	—	1,356

Total operating costs and expenses	11,009	15,815	21,617	33,800

Loss from operations	(11,009)	(15,815)	(21,617)	(33,800)
Interest and other income (expense), net	(2,560)	1,492	(1,760)	3,155

Net loss	$(13,569)	$(14,323)	$(23,377)	$(30,645)

Basic and diluted net loss per share	$(0.26)	$(0.27)	$(0.44)	$(0.58)

Weighted average shares used to calculate basic and diluted net loss per share	53,185	52,490	53,088	52,449

Selected Balance Sheet Data (In thousands) (Unaudited)
	June 30, 2008	December 31, 2007
Cash, cash equivalents, investments and restricted investments	$72,362	$93,233
Total assets	$76,348	98,528
Stockholders’ equity	$66,340	87,319